Exhibit 10.17

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

CHILDREN’S MEDICAL CENTER CORPORATION

AND

ICAGEN, INC.

This Agreement is made and entered into as of the date last written below (the Effective Date), by and between Children’s Medical Center Corporation, a charitable corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 300 Longwood Avenue, Boston, Massachusetts, 02115, U.S.A. (hereinafter referred to as “CMCC”), and ICAgen, Inc., a business corporation organized and existing under the laws of the State of Delaware and having its principal place of business located at 4222 Emperor Boulevard, Suite 460, Durham, NC 27703 (hereinafter referred to as “Licensee”).

WHEREAS, CMCC is the owner of the CMCC Patent Rights which are identified in Appendix A and/or has the right to grant exclusive licenses under said CMCC Patent Rights for the Field of Use, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government for those patents developed with U.S. Government funding;

WHEREAS, CMCC has the right to license its interest in the Sheffield Patent Rights which are identified in Appendix B for the Field of Use, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government for those patents developed with U.S. Government funding;

WHEREAS, CMCC desires to have the Licensed Patent Rights utilized in the public interest and is willing to grant a license thereunder on the terms and conditions described herein;

WHEREAS, Licensee has represented to CMCC that Licensee is ready, willing and able, subject to obtaining necessary regulatory approvals and on the terms and conditions set forth herein, to engage in the commercial development, production, manufacture, marketing and sale of Licensed Products and/or the use of Licensed Processes and that it shall commit itself (either directly or through Affiliates, Sublicensees or contractees) to a thorough, vigorous and diligent program of exploiting the Licensed Patent Rights in accordance with the terms and conditions described herein so that public utilization shall result therefrom; and

WHEREAS, Licensee desires to obtain an exclusive license under the Licensed Patent Rights for the Field of Use on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

1.1 “Affiliate” shall mean any company or other legal entity controlling, controlled by or under common control with Licensee. For purposes of the definition of “Affiliate” the term “control” shall mean: (i) in the case of a corporate entity, the direct or indirect ownership of at least a majority of the stock or participating shares entitled to vote for the election of directors of that entity; (ii) in the case of a partnership, the power customarily held by a general partner to direct the management and policies of such partnership; or (iii) in the case of a joint venture, whether in corporate, partnership or other legal form, a more than nominal economic interest and managerial role.

1.2 “Combination Product(s) or Process(es)” shall mean a product or process that includes a Licensed Product or Licensed Process sold in combination with another component(s) whose manufacture, use or sale by an unlicensed party would not constitute an infringement of the Licensed Patent Rights.

1.3 “Field of Use” shall mean human and veterinary therapeutics and diagnostics, [**].

1.4 “First Commercial Sale” shall mean with respect to each country: (i) the first sale of any Licensed Product or Licensed Process by Licensee, following approval of such Licensed Product’s or Licensed Process’s marketing by the appropriate governmental agency, if any such approval is necessary, for the country in which the sale is to be made; or (ii) when governmental approval is not required, the first sale in that country of the Licensed Product or Licensed Process.

1.5 “Gross Compensation” shall mean all consideration received by Licensee and Affiliates from third parties for the manufacture, sale, commercialization, and/or sublicensing of the Licensed Patent Rights, the Technology and the Sublicensed Technology. Gross Compensation shall include:

(a) all payments received by Licensee and/or Affiliates as upfront payments, license fees, milestone payments, royalties, rentals, user fees or other sums received for the manufacturing, sales, commercialization and/or sublicensing of the Technology, and/or the Sublicensed Technology; for further clarification, Gross Compensation does not include other sums received for solely sponsoring research or development, or as a bona fide equity or debt investment in Licensee or any of its Affiliates; and

(b) all non-cash compensation received by Licensee and/or Affiliates such as stock, partnership interests, or other equity interests in a business entity when such equity interest is received by Licensee or Affiliates in return for the manufacturing, sales, commercialization and/or sublicensing of the Technology and/or the Sublicensed Technology.

1.6 “Licensed Patent Rights” shall mean all of the following intellectual property which CMCC owns or has rights to during the term of this Agreement:

(a) The United States and foreign patents and/or patent applications listed in Appendix A and Appendix B attached hereto and incorporated herein by reference and divisionals and continuations thereof.

(b) The United States and foreign patents issued from the applications listed in Appendix A and Appendix B and from divisionals and continuations of those applications.

(c) Claims of United States and foreign continuation-in-part applications, and of the resulting patents, which claim subject matter specifically described and enabled in the United States and foreign patent applications described in Appendix A and Appendix B.

(d) Claims of all later filed foreign patent applications, and of the resulting patents, which claim subject matter specifically described and enabled in the United States patent and/or patent applications described in subparagraphs (a), (b) or (c) of this Article I, Paragraph 1.6.

(e) Any reissues, divisions, amendments or extensions of the United States or foreign patents described in subparagraphs (a), (b), (c) or (d) of this Article I, Paragraph 1.6.

1.7 “Licensed Product” shall mean any product or part thereof:

1.	The manufacture, use of, importation of, sale of or offer for sale of which would infringe any Valid Claim contained in the Licensed Patent Rights in any country; or

2.	The manufacture of which uses a “Licensed Process”

1.8 “Licensed Process” shall mean any process that would infringe any Valid Claim contained in the Licensed Patent Rights in any country.

1.9 “NCEs” shall mean the compounds covered in whole or in part by Sheffield Patent Rights.

1.10 “Net Sales” shall mean gross receipts received by Licensee or Licensee’s Affiliates for sales of Licensed Products and/or Licensed Processes produced hereunder, less the sum of the following:

1.	Discounts, rebates allowances and adjustments actually allowed in amounts customary in the trade.

2.	Sales taxes, tariff duties and/or use, excise, value-added, and similar government taxes directly imposed and with reference to particular sales.

3.	Outbound transportation, shipping, importation, and delivery charges (including insurance premiums related to transportation and delivery) prepaid or actually allowed.

4.	Amounts allowed or credited on actual returns.

5.	Price reductions or rebates imposed by government authorities.

No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Licensee and on its payroll or for the cost of collections. Licensed Products and Licensed Processes shall be considered “sold” and “received” when actually collected. Notwithstanding anything herein to the contrary, the following shall not be considered a sale of a Licensed Product or Licensed Process under this Agreement: (i) the transfer of a Licensed Product or Licensed Process to an Affiliate for sale by the Affiliate in a transaction that will be royalty bearing; (ii) the transfer of a Licensed Product or Licensed Process to a third party without consideration to Licensee in connection with the development or testing of a Licensed Product or Licensed Process; or (iii) the transfer of a Licensed Product or Licensed Process to a third party without consideration in connection with the marketing or promotion of the Licensed Product or Licensed Process.

1.11 “NEWCO’s Field of Use” shall mean the use of the NCE’s in the field of [**].

1.12 “Sheffield Patent Rights” shall mean the patents and patent applications set forth in Appendix B hereto.

1.13 “Sublicensee” shall mean a person or entity unaffiliated with Licensee to whom Licensee has granted an arm’s length sublicense under this Agreement.

1.14 “Sublicensed Technology” shall mean any and all patentable and unpatentable technology, Licensed Products, Licensed Processes, compounds, devices, models, things, know-how, methods, documents, materials, copyrightable works, and all other information in CMCC’s custody and under CMCC’s control relating to the Licensed Patent Rights supplied by ION to CMCC.

1.15 “Technology” shall mean CMCC’s rights, as of the Effective Date hereof, to any and all patentable and unpatentable technology, Licensed Products, Licensed Processes, compounds, devices, models, things, know-how, methods, documents, materials, copyrightable works, and all other information in CMCC’s custody and under CMCC’s control relating to the Licensed Patent Rights, but excluding Sublicensed Technology.

1.16 “Valid Claim” shall mean any claim of an issued patent which has not been held invalid or unenforceable in an unappealed or unappealable by right decision by a court of competent jurisdiction, or a claim of a pending foreign patent application which has been pending not more than five years from its filing date in the country in which it is pending.

ARTICLE II. GRANT

2.1 CMCC hereby grants to Licensee and its Affiliates the worldwide right and exclusive license, including the right to grant sublicenses, under the Licensed Patent Rights to make, have made, use, market, lease, import, offer for sale, sell and otherwise commercialize the Licensed Products and to practice the Licensed Processes in the Field of Use to the end of the term for which the Patent Rights are granted, unless sooner terminated as provided in this Agreement.

2.2 CMCC hereby grants to Licensee and its Affiliates the worldwide right and license, with the right to grant sublicenses exclusively under the Sublicensed Technology in the Field of Use and hereby further grants to Licensee and its Affiliates the worldwide right and license, with the right to grant sublicenses nonexclusively under the Technology (except for the Patent Rights, for which the license is exclusive), to make, have made, use, market, offer to sell, sell, import or otherwise commercialize Licensed Products and to practice the Licensed Processes. Nothing in this grant, however, shall prevent CMCC from disseminating information included within the Sublicensed Technology or the Technology solely for non-commercial research purposes with Licensee’s prior written consent, which shall not be unreasonably withheld or delayed, so long as Licensee’s commercial interests are not prejudiced by such dissemination.

2.3 The licenses granted hereunder shall not be construed to confer rights upon Licensee by implication, estoppel, or otherwise as to any technology not specifically encompassed by the terms Technology and Sublicensed Technology. It is agreed and understood that the licenses granted hereunder do not confer any right upon Licensee to any technology owned or controlled by Pharm-Eco Laboratories, Inc., including but not limited to any technology relating to [**] the NCE’s, and that may be known to CMCC.

2.4 Notwithstanding anything above to the contrary, CMCC shall retain a royalty free, nonexclusive, irrevocable license to practice (including the right to have made solely for its own non-commercial research purposes) the Sublicensed Technology and the Technology for non-commercial research purposes only, and to provide materials under the Sublicensed Technology and the Technology to other non-profit research organizations under material transfer agreements which provide that such materials shall be used solely for non-commercial research purposes only; provided however, that if Licensee has notified CMCC in writing that a particular compound or compounds are being considered as potential clinical compound candidates, CMCC shall not distribute such clinical candidate compounds to any third party without Licensee’s written consent.

2.5 Notwithstanding anything above to the contrary, the license granted hereunder shall be subject to the rights of the United States government, if any, under Public Laws 96-517, 97-226, and 98-620, codified at 35 U.S.C. sec. 200-212 and any regulations promulgated thereunder.

2.6 The granting and acceptance of this Agreement is subject to “Harvard’s Statement of Policy in Regard to Inventions, Patents and Copyrights” dated March 17, 1986; and (ii) Public Law 96-517 and Public Law 98-620. Nothing in this Agreement shall prevent HARVARD,

CMCC or their employees from seeking additional funding; however, in no event shall any rights under an agreement with non-profit or non-commercial sponsors of research conflict with or affect in any way the right and license granted hereunder to Licensee by CMCC. Any rights granted in this Agreement greater than permitted under Public Law 96-517, 97-226 or 98-620 shall be subject to modifications as may be required to conform to provisions of those statutes.

2.7 Licensee agrees that HARVARD retains the right to make and to use the information and technology relating to the Sheffield Patent Rights set forth in Appendix B for research purposes only and not for any commercial purpose. In the event that, pursuant to Section 3.5 of the license agreement between Ion Pharmaceuticals, Inc., and CMCC dated July 1999, ION notifies CMCC of the name and address of the scientist and the not-for-profit institution to which HARVARD has transferred any materials comprising the Sublicensed Technology, then CMCC shall promptly notify Licensee of such name and address.

2.8 Licensee understands and agrees that the licenses granted hereunder will be revoked if the activities of Licensee, its Sublicensees, Affiliates or agents under the licenses granted in this Section II infringe upon NEWCO’s Field of Use. By “infringe,” it is meant that Licensee, its Sublicensees, Affiliates or agents conduct a clinical trial, advertise or sell a product for use in NEWCO’s Field of Use or engage in activities which are determined, by a competent court or administrative body from which no further appeal can be or has been taken, to infringe, directly, contributorily or as inducement, the Sheffield Patent Rights in NEWCO’s Field of Use.

2.9 Licensee agrees that Licensed Products leased or sold in the United States shall be manufactured substantially in the United States.

2.10 In order to establish exclusivity for Licensee, CMCC hereby agrees that it shall not, without Licensee’s prior written consent, grant to any other party a license to make, have made, use, lease, import, offer for sale and/or sell Licensed Products or to use the Licensed Processes in the Field of Use during the period of time in which this Agreement is in effect, except as otherwise specified in this Agreement or as required by law to grant rights to the United States Government.

ARTICLE III. SUBLICENSING

3.1 Licensee shall have the right to enter into sublicensing agreements with respect to any of the rights, privileges, and licenses granted hereunder, subject to the terms and conditions hereof. Such sublicenses will terminate upon the termination of Licensee’s rights granted herein unless events of default are cured by Licensee or Sublicensee within [**] days of notification by CMCC of default and/or as provided by the terms of this Agreement. Any sublicensing agreement shall include an audit right by HARVARD of the same scope as provided by Article VI hereof. No such sublicensing agreement shall contain any provision which would cause it to extend beyond the term of this Agreement.

3.2 Licensee agrees that any sublicense granted by it shall provide that the obligations to CMCC of Articles II (Grant), VI (Reports and Records), VIII (Infringement), IX (Insurance and Indemnification), XII (Export Controls), XIII (Non Use of Names), XIV (Assignment), XV (Dispute Resolution), XVI (Term and Termination) and XVIII (Miscellaneous Provisions) of this

Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Licensee further agrees to attach a copy of this Agreement to all sublicense agreements.

3.3 Licensee agrees to provide to CMCC notice of any sublicense granted hereunder and to forward to CMCC promptly upon execution a copy of any and all fully executed sublicense agreements. Licensee further agrees to forward to CMCC annually a copy of such reports received by Licensee from its sublicensees during the preceding twelve (12) month period as shall be pertinent to a royalty accounting under the applicable sublicense.

3.4 All sublicenses granted by Licensee hereunder shall include a requirement that the sublicensee use its commercially reasonable efforts to bring the subject matter of the sublicense into commercial use as promptly as is reasonably possible.

3.5 Licensee shall advise CMCC in writing of any consideration received from sublicensees under this Agreement. Licensee shall not accept from any sublicensee anything of value in lieu of cash payments to discharge sublicensee’s payment obligations under any sublicense granted under this Agreement, without the express written permission of CMCC, which permission shall not be unreasonably withheld.

3.6 CMCC agrees that if Licensee has provided to CMCC notice that Licensee has granted a sublicense to a sublicensee under this Agreement, then in the event CMCC terminates this Agreement for any reason, CMCC shall provide to such sublicensee no less than thirty (30) days prior to the effective date of said termination, written notice of said termination at the address specified by Licensee to CMCC in Licensee’s notice to CMCC under Paragraph 3.3 of this Article III. CMCC agrees that upon the sublicensee’s notice as described below and provided the sublicensee is not in breach of its sublicense, CMCC shall grant to such sublicensee license rights and terms equivalent to the sublicense rights and terms which the Licensee shall have granted to said sublicensee; provided that the sublicensee shall remain a sublicensee under this Agreement for a period of at least sixty (60) days following receipt of notice from CMCC. Sublicensee shall during said sixty (60) day period provide to CMCC notice wherein the sublicensee: (i) reaffirms the terms and conditions of this Agreement as it relates to the rights the sublicensee has been granted under the sublicense; (ii) agrees to abide by all of the terms and conditions of this Agreement applicable to sublicensees and to discharge directly all pertinent obligations of Licensee as it relates to the sublicense which Licensee is obligated hereunder to discharge; and (iii) acknowledges that CMCC shall have no obligations to the sublicensee other than its obligations set forth in this Agreement with regard to Licensee.

ARTICLE IV. DUE DILIGENCE

4.1 Licensee (either directly or through Affiliates, contractees or Sublicensees) shall use its good faith and diligent efforts to bring one or more Licensed Products and/or Licensed Processes to market as soon as reasonably practicable, consistent with sound and reasonable business practices and judgment. Thereafter, Licensee agrees that until expiration or termination of this Agreement, Licensee shall continue active and diligent efforts to keep Licensed Products and/or Licensed Processes reasonably available to the public. In the event Licensee decides not to exploit a Licensed Patent Right in a particular country, it shall promptly inform CMCC in writing and shall surrender to CMCC its license to that Licensed Patent Right in that country.

4.2 The parties acknowledge that Licensee has provided to CMCC prior to the date of execution of this Agreement a written commercialization development plan (“Development Plan”) setting forth the initial indications and markets for Licensed Products and Licensed Processes, including to the extent practicable: (i) time-delimited targets for pre-clinical development, clinical trials, regulatory approval, manufacturing and marketing that represent reasonable efforts, consistent with industry norms for similar technology and applications, to bring Licensed Products and Licensed Processes to the marketplace; and (ii) actual or projected financial resources and/or strategic alliances that will be required to implement the Development Plan. The Development Plan is attached hereto as Appendix C and is hereby incorporated herein by reference.

4.3 Licensee and any Sublicensee or Affiliate shall use its good faith and diligent efforts to accomplish the milestones set forth in the Development Plan and to manufacture and distribute Licensed Products and Licensed Processes.

4.4 CMCC shall not unreasonably withhold its assent to any revision of the objective(s) set forth in the Development Plan when requested in writing by Licensee and supported by reasonable evidence: (i) of technical difficulties or delays in the clinical studies or regulatory process that Licensee could not have reasonably avoided; or (ii) that Licensee, its Affiliates and/or Sublicensees have expended good faith and diligent efforts and adequate resources to meet said objective.

4.5 In the event CMCC reasonably believes that Licensee is not reasonably and diligently seeking to achieve the objectives set forth in the Development Plan in a timely manner, CMCC shall so notify Licensee in writing. Licensee shall have the option, exercisable by written notice to CMCC provided within ten (10) days after receipt of any such notice, to either: (i) receive a [**] grace period to reasonably establish that Licensee is expending its good faith and diligent efforts and adequate resources to achieve said objectives; or (ii) agree to CMCC’s termination of this Agreement as provided hereafter. In the event Licensee agrees to termination of this Agreement, CMCC shall immediately terminate the license granted to Licensee under this Agreement. In the event Licensee fails to reasonably establish its diligence as provided above prior to expiration of the [**] grace period, CMCC shall have the right to terminate the license granted to Licensee under this Agreement or to convert the license granted to Licensee hereunder to a nonexclusive license on financial terms and conditions mutually agreed to by CMCC and Licensee.

4.6 In the event that CMCC believes that Licensee fails to meet the objective(s) set forth in the Development Plan in a timely manner, CMCC shall notify Licensee thereof in writing, and Licensee shall have [**] days following such notification to establish to that (i) it has met such objective(s); or (ii) a revision to the Development Plan is necessary and appropriate as contemplated above. In the event that Licensee fails to reasonably establish that it has met such objectives and Licensee has not submitted a revision to the Development Plan, then the issue of whether the objectives have been met shall be submitted to arbitration in accordance with the provisions of Article XV of this Agreement and this Agreement shall remain in effect until the arbitrator renders a decision and for a period thereafter sufficient to carry out the decision. In the event Licensee fails to reasonably establish that the objectives have been met and has submitted a revision to the development plan, but Licensor reasonably believes Licensee has failed to reasonably establish the need for such revision to the Development Plan and the appropriateness of such revision, the issues of whether the objectives have been met and the need for and scope of the revision shall be submitted to arbitration in accordance with the provisions of Article XV of this Agreement. In such case, the revision shall be given immediate effect. This Agreement, including such revision, shall remain in effect until the arbitrator renders a decision and for a period thereafter sufficient to carry out the decision. In considering the issues of need for and scope of the revision, the arbitrator shall be guided by considerations of the actual cause of the need for revision so that if the need for revision occurs despite the good faith efforts consistent with industry norms of Licensee, then the arbitrator shall find in favor of Licensee, as to the need for the revision. If the arbitrator does not find in favor of Licensee on whether the objectives have been met or on the need for a revision to the Development Plan, CMCC shall have the right in its discretion to, within [**] days of the arbitrator’s decision, either terminate the license granted to Licensee under this Agreement or to convert the license granted to Licensee hereunder to a non-exclusive license on financial terms and conditions mutually agreed to by CMCC and Licensee.

4.7 Licensee shall fund research at Children’s Hospital in accordance with the terms of the Sponsored Research Agreement between Licensee and CMCC to be negotiated in good faith by the parties hereto. Such Sponsored Research Agreement shall include the terms set forth in Appendix D hereto. In the event Licensee terminates the Sponsored Research Agreement within [**] years of its initiation without cause or Hospital terminates said agreement under Paragraphs 8 (b), (c), or (d) of that agreement, this License shall remain in full force until such time and thereupon shall terminate. In the event Licensee terminates the Sponsored Research Agreement for cause as defined in Article 8 (d), (f), or (j), licenses or options granted pursuant to the Sponsored Research Agreement may not be terminated by CMCC.

4.8 Licensee shall provide to CMCC and to HARVARD written annual reports within sixty (60) days after June 30 of each calendar year which shall include but not be limited to: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months as well as plans for the coming year (“Annual Plan”). If progress differs from that anticipated in the Annual Plan, Licensee shall explain the differences and propose a modified plan for HARVARD’s review. If HARVARD is dissatisfied with the modified plan, then HARVARD and Licensee shall meet to develop a mutually agreed upon plan. HARVARD has agreed to maintain as confidential all information designated as confidential by Licensee which is provided to HARVARD under this Paragraph. HARVARD has agreed not to use such confidential information for any purpose other than the evaluation of CMCC’s or Licensee’s compliance under this Agreement and agrees not to disclose such information to anyone who is not a direct employee of HARVARD’s Office of Technology and Licensing or who has not signed a non-disclosure agreement with HARVARD covering the confidential information, which shall be in form and substance reasonably acceptable to CMCC and Licensee. Copies of such nondisclosure agreements shall be provided to CMCC and Licensee promptly after execution.

4.9 HARVARD shall have the right to terminate or render this Agreement non- exclusive, only as to the Appendix B Licensed Patent Rights, if CMCC or Licensee, or one of Licensee’s Affiliates or Sublicensees are not engaged in research, development, clinical trials, product approval, manufacturing, or marketing of Licensed Products or Licensed Processes, or licensing of the Appendix B Licensed Patent Rights. Prior to invoking the right to terminate or render this Agreement non-exclusive, HARVARD shall give written notice to CMCC and to Licensee and a [**] opportunity for CMCC or Licensee to demonstrate that it, its affiliate, or sublicensee is using reasonable efforts to comply with its obligations under this Paragraph. If after the [**] period, CMCC or Licensee fail to demonstrate such compliance, HARVARD may notify CMCC and Licensee of its intent to either terminate or render this Agreement non-exclusive only as to the Appendix B Licensed Patent Rights.

4.10 Subject to the other provisions of this Article IV, CMCC’s sole remedy for Licensee’s failure to meet its obligations under this Article IV shall be termination of this Agreement.

ARTICLE V. ROYALTIES AND OTHER PAYMENTS

5.1 For the rights, privileges and exclusive licenses granted hereunder, Licensee shall pay to CMCC the following amounts in the manner hereinafter provided until the end of the term of the last to expire Licensed Patent Right, unless this Agreement shall be sooner terminated as hereinafter provided:

(a) A license issue fee of [**] Dollars ($[**]), which license issue fee shall be deemed earned on the date of the execution of this Agreement.

(b) A License Maintenance Fee of [**] Dollars ($[**]),[**] Dollars ($[**]) of which shall be payable within [**] days of the first anniversary of the date of execution of this License Agreement and, [**] Dollars ($[**]) of which shall be payable [**] thereafter.

(c) Licensee shall make the following milestone payments to CMCC upon the completion of the following events by Licensee (“Licensee Milestones”):

(i) Payment of [**] Dollars ($[**]) upon [**] by Licensee, but not more than one payment shall be required for each Licensed Product or Licensed Process in the event that more than one [**] is required for the same Licensed Product or Licensed Process.

(ii) Payment of Two Hundred Thousand Dollars ($[**]) upon [**] with respect to a Licensed Product or a Licensed Process.

(iii) The Licensee Milestones will be creditable toward running royalties due CMCC for Net Sales by Licensee, up to, and no more than, [**]% of the Net Sales due in any given payment period.

(iv) Notwithstanding anything to the contrary herein, it is understood by the parties that if Licensee ceases to develop a Licensed Product or Licensed Process prior to the payment of all milestones specified in this paragraph 5.1 (such Licensed Product being referred to as a “Canceled Product”) and Licensee decides to develop a different Licensed Product or Licensed Process for the same labeled indication as the Canceled Product, then Licensee shall, with respect to such other Licensed Product or Licensed Process, be obligated to pay only that/those milestone payment(s) which were not made with respect to the Canceled Product; provided however, that if Licensee does at some time in the future develop such canceled product, then appropriate and prompt adjustment with respect to milestone payments shall be made hereunder.

(d) Running royalties on a country-by-country basis in an amount equal to [**] percent ([**]%) of Net Sales by Licensee or an Affiliate of Licensed Products or Licensed Processes derived from a new chemical entity disclosed by CMCC to Licensee and which, but for this Agreement would infringe a Valid Claim of the Licensed Patent Rights. Running royalties on a country-by-country basis in an amount equal to [**] percent ([**]%) of Net Sales by Licensee or an Affiliate of Licensed Products or Licensed Processes derived from a new chemical entity discovered by Licensee or its Affiliate and which, but for this Agreement would infringe a Valid Claim of the Licensed Patent Rights.

5.2 In the event Licensee or its Affiliate has granted sublicenses under this Agreement, Licensee or its Affiliate will pay CMCC [**] percent ([**]%) of Gross Compensation received by Licensee or its Affiliate from said Sublicensees on a country-by-country basis for Licensed Products or Licensed Processes derived from a new chemical entity disclosed by CMCC to Licensee or its Affiliate which, but for this Agreement would infringe a Valid Claim of the Licensed Patent Rights in the country, and [**] percent ([**]%) of Gross Compensation received by Licensee or its Affiliate from said Sublicensees for Licensed Products or Licensed Processes derived from a new chemical entity discovered by Licensee, its Affiliate or Sublicensee, and which, but for this Agreement would infringe a Valid Claim of the Licensed Patent Rights in the country.

5.3 No multiple royalties shall be payable because any Licensed Product or Licensed Process, its manufacture, use, lease or sale which, but for this Agreement would infringe a Valid Claim of more than one patent licensed under this Agreement.

5.4 To the extent that Licensee or its Affiliates obtains subsequent to the date of this Agreement licenses to third party patents or other intellectual property that it or they reasonably believes are necessary to produce or sell Licensed Products or Licensed Processes, Licensee may deduct from the running royalty on Net Sales due to CMCC [**] percent [**]%) of the Net Sales as appropriate on a country by country basis due in respect of such third party patents or intellectual property, but only up to an amount equal to [**] percent ([**]%) of the Net Sales or share of Gross Compensation due hereunder for the same payment period.

5.5 For purposes of calculating royalties, in the event that a Licensed Product or Licensed Process includes both component(s) which, but for this Agreement would infringe a Valid Claim of the Licensed Patent Rights (“Patented Component”) and a component which is diagnostically useable or therapeutically active alone or in a combination which does not require the Patented Component, and such component is not covered by a Valid Claim of a Licensed Patent Right (“Unpatented Component”), then Net Sales of the Combination Product or Combination Process shall be calculated using one of the following methods; provided that in no event shall royalties payable to CMCC hereunder be reduced to less than fifty percent (50%) of those otherwise due hereunder:

(a) By multiplying the Net Sales of the Combination Product or Combination Process during the applicable royalty accounting period (“accounting period”) by a fraction, the numerator of which is the aggregate gross selling price of the Patented Component(s) contained in the Combination Product or Combination Process if sold separately, and the denominator of which is the sum of the gross selling price of both the Patented Component(s) and the Unpatented Component(s) contained in the Combination Product or Combination Process if sold separately; or

(b) In the event that no such separate sales are made of the Patented Component(s) or the Unpatented Components during the applicable accounting period, Net Sales for purposes of determining royalties payable hereunder shall be calculated by multiplying the Net Sales of the Combination Product or Combination Process by a fraction, the numerator of which is the fully allocated production cost of the Patented Component(s) and the denominator of which is the sum of the fully allocated production costs of the Patented Component(s) and the Unpatented Component(s) contained in the Combination Product or Combination Process. Such fully allocated costs shall be determined by using Licensee’s standard accounting procedures, which procedures must conform to standard cost accounting procedures.

5.6 Royalty payments shall be paid in United States dollars in Boston, Massachusetts, or at such other place as CMCC may reasonably designate consistent with the laws and regulations controlling in any foreign country. If the currency conversion shall be required in connection with the payments of royalties or other amounts hereunder, the conversion shall be made by using the exchange rate prevailing at the Bank of Boston on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

5.7 The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of four percent (4%) above the prime rate in effect at the Bank of Boston on the due date. The payment of such interest shall not foreclose CMCC from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE VI. REPORTS AND RECORDS

6.1 Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account in accordance with generally accepted accounting principles and containing sufficient detail to enable CMCC to determine the royalty and other amounts payable to CMCC under this Agreement. Said books of account shall be kept at Licensee’s principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. Said books and the supporting data shall be retained for at least three (3) years following the end of the calendar year to which they pertain.

6.2 Licensee agrees to permit an auditor selected by CMCC or HARVARD and reasonably acceptable to Licensee to have access, during the term of this Agreement and for a period of three (3) years thereafter, and during ordinary business hours after reasonable advance written notice to Licensee, to such records as may be necessary, in the opinion of such auditor, to determine the correctness of any report and/or payment made under this Agreement. Such an auditor shall be at CMCC’s or HARVARD’s, as appropriate, expense and shall occur not more than once per year. The auditor shall treat all information to which it has access under this paragraph as confidential and shall not disclose such information to any third party.

6.3 Licensee shall deliver to CMCC true and accurate reports by February 15th, for the period July 1 through December 31 of the previous year, and on August 15th, for the period January 1st through June 30th of the current year, giving such particulars of the business conducted by Licensee, its Affiliates and its Sublicensees under this Agreement as shall be pertinent to a royalty accounting hereunder and to verify Licensee’s activities with respect to achieving the objectives of the Development Plan described in Article IV above. These reports shall include at least the following:

1.	Gross Compensation received by Licensee by country.

2.	Noncash, nonliquid compensation portions of Gross Compensation.

3.	Amount calculated due to CMCC.

4.	Number of Licensed Products and Licensed Processes manufactured and sold.

5.	Aggregate billings for Licensed Products and Licensed Processes sold.

6.	Applicable deductions.

7.	Total royalties due.

8.	Names and addresses of all sublicensees of Licensee.

9.	Licensed Products manufactured and sold to the U.S. Government. No royalty obligations shall arise from sales or use by, for or on behalf of the U.S. Government in view of a royalty-free, nonexclusive license that may heretofore have been granted to the U.S. Government.

6.4 With each such report submitted under subparagraph 6.3, Licensee shall pay to CMCC the compensation due and payable under this Agreement. If no payments shall be due, Licensee shall so report.

ARTICLE VII. PATENT PROSECUTION

7.1 CMCC shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the Licensed Patent Rights set forth in Appendix A. CMCC shall be diligent in its participation in applying for, seeking prompt issuance of, and maintaining during the term of this Agreement the Licensed Patent Rights set forth in Appendix B, as permitted under CMCC’s Agreement with HARVARD and HARVARD’s Agreement with ION. (HARVARD and ION make decisions jointly respecting the Licensed Patent Rights set forth in Appendix B, and

HARVARD has assigned its rights to make such joint decisions to CMCC.) The prosecution, filing and maintenance of all applications and patents on the Licensed Patent Rights shall be the primary responsibility of CMCC. CMCC shall promptly provide Licensee with copies of all substantive correspondence received by CMCC or CMCC’s attorneys or agents from the U.S. Patent and Trademark Office or any foreign patent office. Licensee shall have reasonable opportunities to advise CMCC and shall cooperate with CMCC in the prosecution, filing and maintenance of the Licensed Patent Rights.

7.2 Licensee shall reimburse to CMCC for Licensee’s proportional share of fees and costs relating to the filing, prosecution and maintenance of the Licensed Patent Rights shown in Appendix A and Appendix B incurred after the date of this Agreement, which proportional share shall be the portion of the fees and costs payable by CMCC, including any amounts payable by CMCC under the Assignment and Sublicense Agreement between CMCC and Ion Pharmaceuticals, Inc., dated September 14, 1999. CMCC shall provide to Licensee an itemized invoice of all such fees and Licensee shall pay to CMCC all amounts due under said invoice within thirty (30) days of the date of said invoice. Licensee shall also reimburse CMCC for Licensee’s proportional share, as defined above, of fees and costs relating to the filing, prosecution and maintenance of the Licensed Patent Rights shown in Appendix A and Appendix B incurred after July 21, 1998 and before the Effective Date of this Agreement, up to a maximum of $15,000. Licensee shall have the right to request, on a case-by-case and country-by-country basis that a particular action due in such case in such country not be carried out. Such request shall be made no later than the later to occur of thirty (30) days before the due date of such action or thirty (30) days after Licensee receives notice of such due date. Such timely request shall relieve Licensee of its obligation of payment for such action. In the event that Licensee makes such a request concerning a particular case in a particular country, Licensee’s license hereunder solely as to that particular case in that particular country shall terminate.

7.3 In the event CMCC elects not to pursue, maintain or retain a particular Licensed Patent Right licensed to Licensee hereunder, CMCC shall so notify Licensee in sufficient time for Licensee to assume the filing, prosecution and/or maintenance of such application or patent at Licensee’s expense. In such event, CMCC shall provide to Licensee any authorization necessary to permit Licensee to pursue and/or maintain such Licensed Patent Right. Licensee shall have no further royalty obligations under this Agreement with respect to any such Licensed Patent Right.

ARTICLE VIII. INFRINGEMENT

8.1 Licensee and CMCC shall each inform the other promptly in writing of any alleged infringement known to it by a third party of the Licensed Patent Rights in the Field of Use and of any available evidence thereof.

8.2 Subject to the ION/NEWCO Sublicense Agreement dated December 3, 1997, Licensee or its Affiliate or Sublicensee shall have the first right, but not the obligation, to institute and prosecute at its own expense any infringement of the Licensed Patent Rights which falls, within the Field of Use. If Licensee, its Sublicensee or its Affiliate fails to bring such action or proceedings within a period of two (2) months after receiving written notice of the infringement or if within such time Licensee notifies CMCC that it intends not to bring such action, then CMCC shall have the right, but not the obligation, to prosecute at its own expense any such infringement of the Licensed Patent Rights. If Licensee, its Affiliate or Sublicensee brings such action then Licensee may reduce, by up to fifty percent (50%), the royalty due to CMCC which is earned under the Licensed Patent Rights by fifty percent (50%) of the amount of the expenses and costs of such action, including attorney fees. In the event that such fifty percent (50%) of such expenses and costs exceeds the amount of royalties withheld by Licensee for any calendar year, Licensee may to that extent reduce the royalties due to CMCC from Licensee in succeeding calendar years, but never by more than fifty percent (50%) of the royalty due in any one year. Recoveries or reimbursements from such action shall first be applied to reimburse CMCC, Licensee, its Affiliate, or its Sublicensee, ION and HARVARD, as applicable, for litigation costs, and then to reimburse CMCC for royalties withheld. If CMCC brings such action, then any remaining recoveries or reimbursements shall be retained by CMCC, after payment of any amounts due to HARVARD pursuant to the HARVARD/ION License Agreement. If Licensee, its Affiliate or its Sublicensee brings such action, then any remaining recoveries or reimbursements to CMCC by Licensee due shall be treated as Gross Compensation, after payment of any amounts due to HARVARD pursuant to the HARVARD/ION License Agreement. Notwithstanding anything to the contrary in the foregoing, Licensee shall reimburse CMCC, ION or HARVARD, as appropriate, for any costs incurred by CMCC, ION or HARVARD as part of an action brought by Licensee, its Affiliates or Sublicensees, irrespective of whether CMCC, ION or HARVARD become co-plaintiffs. CMCC shall reimburse Licensee for any costs Licensee incurs as part of an action brought by CMCC or its affiliates, irrespective of whether Licensee becomes a co-plaintiff.

8.3 Licensee shall have no right to institute or prosecute any infringement of the Sheffield Patent Rights which falls within NEWCO’s Field of Use.

8.4 Subject to the ION/NEWCO Sublicense Agreement dated December 3, 1997, in the event that NEWCO or its successors institutes an action for infringement of the Licensed Patent Rights in Licensee’s Field of Use, CMCC hereby assigns to Licensee any recoveries due to CMCC resulting from such action.

8.5 If CMCC is deemed to be an indispensable party in a suit brought by Licensee, pursuant to this paragraph, CMCC agrees to be named as a co-plaintiff. If HARVARD or ION is deemed to be an indispensable party in a suit brought by Licensee pursuant to this paragraph, then CMCC will endeavor to secure ION’s and HARVARD’s agreement to be named as a co-plaintiff.

8.6 In the event that a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any of the Licensed Patent Rights shall be brought against Licensee, CMCC, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and participate in the defense of the action at its own expense.

8.7 In any infringement suit which either party may institute to enforce the Licensed Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and the expense of the party initiating such suit, cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.8 Licensee shall during the exclusive period of this Agreement have the sole right subject to the terms and conditions hereof to sublicense any alleged infringer for future use of the Licensed Patent Rights. Any up-front fees paid to Licensee as part of such a sublicense shall be treated as Gross Compensation as set forth in Article V.

8.9 If a third party obtains a judgment (consent or otherwise) against Licensee or its Affiliate, as applicable, or obtains a settlement agreement from Licensee or its Affiliate, as applicable, for infringement of a patent based on the manufacture, use, offer to sell, sale, lease or importation of Licensed Products or Licensed Processes, the costs of Licensee’s or its Affiliate’s, as applicable, defense of the third party’s claims will be offset against fifty percent (50%) of the future royalties each year until Licensee or its Affiliate, as applicable, is completely reimbursed for all attorneys fees, court costs, legal fees, damages and/or settlement amounts paid. In addition, in such event and upon payment by Licensee of all amounts due CMCC through the effective date of termination, the Licensee or its Affiliate, against which the judgment is obtained or which enters into the settlement agreement shall have the right to immediately terminate this agreement as to itself. Upon such termination, CMCC shall have no recourse against that Licensee or Affiliate, as applicable, for exercising its right to terminate. CMCC shall, at the request and expense of Licensee, its Affiliate or Sublicensee, as applicable cooperate with Licensee, its Affiliate or Sublicensee, as applicable in any such third party action by making its employees available to testify and by producing relevant, non-privileged records, papers, information, samples, specimens and the like. CMCC shall endeavor to secure Harvard’s and Ion’s consent to, at Licensee’s, its Affiliate’s or Sublicensee’s, as applicable, request and expense, cooperate with Licensee, its Affiliate or Sublicensee, as applicable in any such third party action by making its employees available to testify and by producing relevant, non-privileged records, papers, information, samples, specimens and the like.

8.10 In the event that a governmental agency in any country or territory compels CMCC to grant a license, or Licensee, its Affiliate or Sublicensee, as applicable, to grant a sublicense to any non-governmental third party under the Licensed Patent Rights, then Licensee, its Affiliate or Sublicensee, as applicable, shall have the benefit during the term of such license, in such territory or country only, of any of the terms granted to such third party which are more favorable than the terms set forth in this Agreement, only if the third party is actually and substantially commercializing Licensed Products or Licensed Processes. This provision shall apply to a license granted to a governmental agency only if that governmental agency grants a sublicense to a non-governmental third party.

ARTICLE IX. UNIFORM INDEMNIFICATION

AND INSURANCE PROVISIONS

9.1 Each party shall promptly notify the other of any claim, lawsuit, or other proceeding related to the Licensed Patent Rights. Licensee shall indemnify, defend and hold harmless CMCC, its corporate affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement. Any Indemnitee shall promptly notify Licensee of any suit, claim or action for which indemnification may be sought. Licensee shall have the right, but not the obligation, at its own expense, to control the defense of any such suit, claim or action. Indemnitees shall not settle any such suit, claim or action without Licensee’s consent. Licensee’s indemnification hereunder shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, deliberate misrepresentations or willful misconduct of the Indemnitees or Additional Indemnities.

9.2 Licensee or Licensee’s Sublicensees and Affiliates shall indemnify, defend and hold harmless ION and its officers, employees, directors, affiliates and agents and HARVARD and its trustees, officers, medical and professional staff, employees, students and agents and ION’s and HARVARD’s respective successors, heirs and assigns (the “Additional Indemnitees”) from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon any of the Additional Indemnitees in connection with any claims, actions, suits, demands, judgments or other proceeding relating to this Agreement and arising out of the design, manufacture, sale, use in commerce, lease or promotion by Licensee, its Affiliates, Sublicensees or agents, of any product, process or service relating to, or developed pursuant to, this Agreement. Any Additional Indemnitee seeking indemnification hereunder shall promptly notify Licensee of any suit, claim or action for which indemnification may be sought. Licensee shall have the right, but not the obligation, at its own expense, to control the defense of any such suit, claim or action, using attorneys reasonably acceptable to Harvard. Additional Indemnitees shall not settle any such suit, claim or action without Licensees consent, which consent shall not be unreasonably withheld or delayed. Licensee’s indemnification hereunder shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, deliberate misrepresentations or willful misconduct of the Indemnitees or Additional Indemnities.

9.3 Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to CMCC to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

9.4 (a) During the period of time in which research or development for any Licensed Products or Licensed Process is conducted on the premises of Licensee, its Affiliates or Sublicensees, and during the period of time in which any clinical trials are being conducted for any Licensed Products or Licensed Processes, Licensee, its Affiliates or Sublicensees shall at its sole cost and expense, shall have procured and maintained policies of comprehensive general liability insurance with a nationally recognized carrier in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate. Such insurance policies shall name each of CMCC, ION and HARVARD as additional insured parties with the same scope of coverage for each coverage required for Licensee.

9.4(b) Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees, ION and HARVARD as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) contractual liability coverage for Licensee’s indemnification under Article IX, Paragraphs 9.1 through 9.3 of this Agreement.

9.4(c) If Licensee elects to self-insure all or part of the limits described above in 9.4(a) and 9.4(b) (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to CMCC and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this Article IX, Paragraph 9.4 shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under Article IX, Paragraphs 9.1 through 9.3 of this Agreement.

9.5 Licensee shall provide CMCC with written evidence of such insurance upon request of CMCC. Licensee shall provide CMCC with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such thirty (30) day period, CMCC shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice of any additional waiting periods.

9.6 Licensee shall maintain such commercial general liability insurance during (i) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee and (ii) a reasonable period after the period referred to above, which in no event shall be less than fifteen (15) years.

9.7 Article IX, Paragraphs 9.1 through 9.6 shall survive expiration or termination of this Agreement.

9.8 OTHER THAN WARRANTIES SET FORTH HEREIN, CMCC MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME.

ARTICLE X. CMCC REPRESENTATIONS WARRANTIES AND COVENANTS

10.1 CMCC warrants that it has the lawful right and authority to enter into this Agreement without the consent or authority of another person or entity.

10.2 CMCC warrants that it owns or has rights in the Licensed Patent Rights sufficient to allow it to grant the licenses granted hereunder without conflict with or violation of any agreement between CMCC and any third party.

10.3 CMCC warrants that to the best of the knowledge of CMCC’s Intellectual Property Office, the Licensed Patent Rights are in good standing, i.e., that all proper assignments have been made transferring to CMCC its proper interest right, title and interest in the Licensed Patent Rights, that all annuities have been paid in respect of the Licensed Patent Rights, and that none of the Licensed Patent Rights is the subject of any protest, opposition, interference, re-examination, reissue, litigation, or any other inter parties proceeding.

10.4 CMCC warrants that to the best of the knowledge of CMCC’s Intellectual Property Office, as of the Effective Date of this Agreement the Licensed Patent Rights constitute all the patents and patent applications with a CMCC inventor common to the Licensed Patent Rights owned by it that, but for this agreement would be infringed by the manufacture, offer to sell, sale, use, lease or importation of Licensed Products.

10.5 CMCC warrants that it has provided to Licensee true and correct copies of all agreements (“the Relevant Agreements”) in its possession, including any amendments or modifications thereto, that actually or potentially affect any right, title or interest in the Licensed Patent Rights. Appendix E is a list of all such Relevant Agreements.

10.6 CMCC covenants that it will not, without Licensee’s consent, modify any of the Relevant Agreements or take any action thereunder in a manner which would affect Licensee’s rights under the Licensed Patent Rights.

ARTICLE XI. CONFIDENTIALITY

11.1 Each Party shall keep confidential all confidential information of the other Party, or as applicable its Affiliates or Sublicensees communicated to such Party, or as applicable its Affiliates or Sublicensees pursuant to this Agreement. For purposes of this Section, information shall be deemed to be communicated to CMCC only if such information is communicated to CMCC’s Office of Technology. CMCC shall not undertake obligations of confidentiality for information communicated by Licensee to CMCC employees other than Office of Technology staff. The confidentiality obligations of either party shall not apply, however, to:

(a) information which is generally available to the public or which becomes available to the public through no fault of the receiving party, or as applicable its Affiliates or Sublicensees;

(b) information that is required by law to be disclosed by the receiving Party, or as applicable its Affiliates or Sublicensees, provided that such Party has advised the other Party, or as applicable its Affiliates or Sublicensees, of the demand, subpoena, interrogatory or other legal process sufficiently in advance of such disclosure as to allow the other Party, or as applicable its Affiliates or Sublicensees to attempt to obtain a protective order or other remedy, if available, and if such Party, or as applicable its Affiliates or Sublicensees does obtain such a remedy, the information shall continue to be treated as confidential information;

(c) information that was known or used by the receiving Party, or as applicable its Affiliates or Sublicensees prior to its disclosure to the receiving Party, or as applicable its Affiliates or Sublicensees by the other Party, or as applicable its Affiliates or Sublicensees;

(d) information which is otherwise lawfully disclosed to the receiving Party, or as applicable its Affiliates or Sublicensees by sources other than the other Party, or as applicable its Affiliates or Sublicensees who are rightfully in possession of such information and have no duty to keep such information confidential; or

(e) information which is independently developed, as evidenced by written documents, by or for the receiving party, or as applicable its Affiliates or Sublicensees, without reference to or reliance upon information communicated to such Party, or as applicable its Affiliates or Sublicensees by the other Party.

11.2 Nothing in this Section shall be construed as prohibiting Licensee from disclosing Confidential Information which Licensee, in its sound business judgment is reasonably necessary for the purpose of commercializing Licensed Products or Licensed Processes, including without limitation, disclosure to business partners, potential business partners, government agencies, investors and potential investors.

ARTICLE XII. EXPORT CONTROLS

It is understood that CMCC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. CMCC neither represents that a license shall not be required, nor that if required, it shall be issued Licensee is responsible for taking any steps necessary to comply with such regulations.

ARTICLE XIII. NON-USE OF NAMES

13.1 Use of Names. Licensee agrees that it and its sublicensees may not use in any way, nor permit any other party to use in any way, the names “Children’s Medical Center Corporation”, “CMCC”, “ION,” “SHEFFIELD,” “HARVARD COLLEGE,” “HARVARD” or any logotypes or symbols associated with CMCC, HARVARD, ION, or SHEFFIELD or the names of any of their corporate affiliates, nor any adaptation thereof, nor the name of any employee at CMCC or HARVARD, without the prior written consent of ION, SHEFFIELD, HARVARD or CMCC (in the case of ION, SHEFFIELD, HARVARD, CMCC, as appropriate; except that such obligation of Licensee under this Paragraph 11.1, shall not apply to information (i) that Licensee or its sublicensees determines in its sole discretion to be necessary and appropriate to satisfy its disclosure and other obligations under federal or state law, or (ii) any and all data or research work product derived or resulting from the Technology or Sublicensed Technology for the sole purpose of complying with federal and state laws and regulatory requirements. Licensee may state that it is licensed by CMCC under one or more patents or patent applications of the Licensed Patent Rights.

ARTICLE XIV. ASSIGNMENT

14.1 Except as otherwise provided herein, this Agreement is not assignable in whole or in part, and any attempt to do so shall be void and of no effect.

14.2 CMCC may assign this Agreement at any time to any corporate affiliate of CMCC without the prior consent of Licensee.

14.3 Except as provided in Article XIV, Paragraph 14.4 below, Licensee may assign this Agreement to another entity only with the prior written consent of CMCC, which consent shall not be unreasonably withheld or delayed.

14.4 Notwithstanding anything herein to the contrary, in the event Licensee merges with another entity, is acquired by another entity, or sells all or substantially all of its assets related to Licensed Products and Licensed Processes to another entity, Licensee may assign its rights and obligations hereunder to, in the event of a merger or acquisition, the surviving entity, and in the event of a sale, the acquiring entity, without CMCC’s consent so long as: (i) Licensee is not then in breach of this Agreement; (ii) the proposed assignee has a net worth at least equivalent to the net worth Licensee had as of the date of this Agreement; (iii) the proposed assignee has available resources and sufficient scientific, business and other expertise comparable to Licensee in order to satisfy its obligations hereunder; (iv) Licensee provides written notice of the assignment to CMCC, together with documentation sufficient to demonstrate the requirements set forth in subparagraphs (i) through (iii) above, at least twenty (20) days prior to the effective date of the assignment; and (v) CMCC receives from the assignee, in writing, at least ten (10) days prior to the effective date of the assignment: (a) reaffirmation of the terms of this Agreement; (b) an agreement to be bound by the terms of this Agreement; and (c) an agreement to perform the obligations of Licensee under this Agreement. Any such notices or documentation received by CMCC hereunder shall be held in confidence by CMCC and shall not be disclosed by CMCC to any third party.

ARTICLE XV. DISPUTE RESOLUTION AND ARBITRATION

15.1 Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be resolved by final and binding arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association (“AAA”) then obtaining. The arbitration shall be the exclusive forum for resolving any such dispute and all expenses, in connection therewith (including without limitation the award of attorneys’ fees to the prevailing party), shall be paid as determined by the arbitrator. A single arbitrator shall be mutually agreed upon and if the parties are unable to agree on a mutually acceptable arbitrator, an arbitrator shall be chosen in accordance with AAA rules. The decision of the arbitrator shall be final and binding upon the parties hereto. Any award rendered in such arbitration shall be final and may be enforced by either party in either the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, wherein subject matter jurisdiction properly resides, and each of CMCC and Licensee hereby consents and submits to exclusive personal jurisdiction in such forum. The arbitrator shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, nor to award punitive damages.

15.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

ARTICLE XVI. TERM AND TERMINATION

16.1 The term of this Agreement shall be (15) years or the life of the last expiring Licensed Patent Right, whichever period is longer.

16.2 CMCC may terminate this Agreement immediately upon the bankruptcy, insolvency, liquidation, dissolution or cessation of operations of Licensee; or the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee; or any voluntary assignment by Licensee for the benefit of creditors; or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee which is not dismissed within ninety (90) days of the date on which it is filed or commenced.

16.3 CMCC may terminate this Agreement upon thirty (30) days prior written notice in the event of Licensee’s failure to pay to CMCC royalties due and payable hereunder in a timely manner, unless Licensee shall make all such payments to CMCC within said thirty (30) day period. Upon the expiration of the thirty (30) day period, if Licensee shall not have made all such payments to CMCC, the rights, privileges and licenses granted hereunder shall terminate.

16.4 Except as otherwise provided in Paragraph 14.3 above, CMCC may terminate this Agreement upon sixty (60) days prior written notice in the event of Licensee’s breach or default of any material term or condition or warranty contained in this Agreement, unless Licensee shall cure such breach within said sixty (60) day period. Upon the expiration of the sixty (60) day period, if Licensee shall not have cured said breach, the rights, privileges and license granted hereunder shall terminate.

16.5 Licensee shall have the right to terminate this Agreement at any time upon six (6) months’ prior written notice to CMCC, and upon payment by Licensee of all amounts due CMCC through the effective date of termination.

16.6 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall pay to CMCC the royalties thereon as required under this Agreement and shall submit the reports required under this Agreement on the sales of Licensed Products.

ARTICLE XVII. PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

17.1 All payments, notices, reports and/or other communications made in accordance with this Agreement, shall be deemed effectively given on the date of delivery if delivered by hand, three (3) days deposit in certified or registered mail, or the next business day if sent by a national overnight business courier service and addressed as follows:

In the case of CMCC:

Director, Technology Transfer

Office of Research Administration

Children’s Hospital

300 Longwood Avenue

Boston, MA 02115

In the case of Licensee:

President

ICAgen, Inc.

P.O. Box 14487

Research Triangle Park NC 27709

or such other address as either party shall notify the other in writing.

ARTICLE XVIII. GENERAL PROVISIONS

18.1 All rights and remedies hereunder will be cumulative and not alternative, and this Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts.

18.2 This Agreement may be amended only by written agreement signed by the parties.

18.3 It is expressly agreed by the parties hereto that CMCC and Licensee are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the parties. No party has the authority to bind the other.

18.4 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposals, negotiations and other communications between the parties, whether written or oral, with respect to the subject matter hereof.

18.5 If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

18.6 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

18.7 The failure of either party to assert a right to which it is entitled or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

18.8 Licensee agrees to mark any Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

18.9 Each party hereto agrees to execute, acknowledge and deliver such further instruments and do all such further acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

18.10 The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18.11 Subject to the provisions of Article XII hereof, this agreement shall be binding upon the parties and their respective successors and assigns.

18.12 Articles III (Paragraph 3.6), IX (Paragraphs 9.1 through 9.6), X, XI and XIII shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last written below.

CHILDREN’S MEDICAL CENTER CORPORATION

By:	[illegible]

Name:

Title:

Date:

LICENSEE

By:	/S/ P. KAY WAGONER

Name:	P. Kay Wagoner, Ph. D.

Title:	President & CEO

Date:	2/29/2000

APPENDIX A

US Patent Application Serial No. 09/159,335

US Patent Application Serial No. 09/159,399

US Patent Application Serial No. 08/621,169 (US Patent 5,889,083)

International Application No. PCT/US97/04244

Any Continuation, Continuation-in-Part, or Divisional Application(s) [**]:

1.	US Patent Application Serial No. [**];

2.	International Patent Application No. [**],

which contain [**].

APPENDIX B

US Patent Application Serial No. [**]

International Application No. [**]

APPENDIX C

ICAgen Sickle Cell Disease Development Plan

Confidential

Development Milestone	Target Date	Cumulative Funding Commitment (est.)
[**]	[**]
[**]	[**]	Total $[**]
[**]	[**]
[**]	[**]	Total $[**]
[**]	[**]
[**]	[**]

APPENDIX D

TERMS OF SPONSORED RESEARCH AGREEMENT

Icagen shall provide a total of $[**]in research grants to the Children’s Hospital researchers over a [**] period. Funding will begin six months after the execution of the License Agreement to which this Appendix pertains and will be paid [**] in $[**] installments. This amount does not include anticipated grants for future [**] conducted with [**].

APPENDIX E

INVENTION ADMINISTRATION AGREEMENT, DATED FEBRUARY 13,1995 BETWEEN THE PRESIDENT AND FELLOWS OF HARVARD COLLEGE AND CHILDREN’S MEDICAL CENTER CORPORATION.

INVENTION ADMINISTRATION AGREEMENT, DATED MAY 24, 1995 BETWEEN THE PRESIDENT AND FELLOWS OF HARVARD COLLEGE, BRIGHAM AND WOMEN’S HOSPITAL, INC. AND CHILDREN’S MEDICAL CENTER CORPORATION.

MEMORANDUM, DATED DECEMBER 1, 1997 BETWEEN THE PRESIDENT AND FELLOWS OF HARVARD COLLEGE AND CHILDREN’S MEDICAL CENTER CORPORATION REGARDING INVENTION ADMINISTRATION AGREEMENT.

INVENTION ADMINISTRATION AGREEMENT DATED FEBRUARY 3, 1995 BETWEEN THE PRESIDENT AND FELLOWS OF HARVARD COLLEGE, BETH ISRAEL HOSPITAL AND CHILDREN’S MEDICAL CENTER CORPORATION.

AMENDMENTS DATED JANUARY 9, 1997, NOVEMBER 13, 1996, NOVEMBER 19, 1996 AND NOVEMBER 20, 1996 TO INVENTION ADMINISTRATION AGREEMENT DATED FEBRUARY 3, 1995

RESEARCH AGREEMENT BETWEEN CHILDREN’S HOSPITAL AND SHEFFIELD MEDICAL TECHNOLOGIES, INC., DATED JUNE 1, 1995

AMENDMENTS #1-6 TO RESEARCH AGREEMENT BETWEEN CHILDREN’S HOSPITAL AND ION PHARMACEUTICALS, INC., DATED NOVEMBER 1, 1996

RESEARCH AND LICENSE OPTION AGREEMENT BETWEEN CHILDREN’S MEDICAL CENTER CORPORATION AND ION PHARMACEUTICALS, INC., DATED JUNE 1, 1996

LICENSE AGREEMENT BETWEEN CHILDREN’S MEDICAL CENTER CORPORATION AND ION PHARMACEUTICALS, INC., DATED NOVEMBER 1, 1996

MODIFICATION #1 TO THE LICENSE AGREEMENT BETWEEN CHILDREN’S MEDICAL CENTER CORPORATION AND ION PHARMACEUTICALS, INC., DATED NOVEMBER 1, 1996

LICENSE AGREEMENT BETWEEN THE PRESIDENT AND FELLOWS OF HARVARD COLLEGE AND SHEFFIELD MEDICAL TECHNOLOGIES, INC., DATED AUGUST 22, 1994

MODIFICATION #1 TO LICENSE AGREEMENT DATED AUGUST 22, 1994 BETWEEN THE PRESIDENT AND FELLOWS OF HARVARD COLLEGE AND SHEFFIELD MEDICAL TECHNOLOGIES, INC.

MODIFICATION #2 TO LICENSE AGREEMENT DATED AUGUST 22, 1994 BETWEEN THE PRESIDENT AND FELLOWS OF HARVARD COLLEGE AND ION PHARMACEUTICALS, INC.

MODIFICATION #3 TO LICENSE AGREEMENT DATED AUGUST 22, 1994 BETWEEN THE PRESIDENT AND FELLOWS OF HARVARD COLLEGE AND ION PHARMACEUTICALS, INC.

RESEARCH AGREEMENT DATED AUGUST 22, 1994 BETWEEN THE PRESIDENT AND FELLOWS OF HARVARD COLLEGE AND SHEFFIELD MEDICAL TECHNOLOGIES, INC.

AMENDMENT #1 TO THE RESEARCH AGREEMENT BETWEEN THE PRESIDENT AND FELLOWS OF HARVARD COLLEGE AND SHEFFIELD MEDICAL TECHNOLOGIES, INC., DATED AUGUST 22, 1995

ASSIGNMENT AND LICENSE AGREEMENT BETWEEN 1266417 ONTARIO LIMITED AND ION PHARMACEUTICALS, INC., DATED DECEMBER 3, 1997

SUB-LICENSE AGREEMENT BETWEEN 1266417 ONTARIO LIMITED AND ION PHARMACEUTICALS, INC., DATED DECEMBER 3, 1997

ASSIGNMENT AND SUBLICENSE AGREEMENT DATED SEPTEMBER, 1999 BETWEEN CHILDREN’S MEDICAL CENTER CORPORATION AND ION PHARMACEUTICALS, INC.

Intellectual Property Office

Children’s Hospital Boston

300 Longwood Avenue

Boston, MA 02115

phone 617-355-4050 fax 617-730-0146

IPO@childrens.harvard.edu

www.childrenshospital.org/ipo

August 30, 2004

Ms. Kay Wagoner

President & CEO

ICAgen, Inc.

4222 Emperor Boulevard, Suite 350

Durham, NC 27703

Dear Kay:

Thank you for providing the update on the Development Plan and Annual Plan for the Sickle Cell Program. We are delighted to learn of Icagen’s progress.

We acknowledge receipt of the updated milestone timeline and look forward to learning of Icagen’s progression into Phase III Clinical trials. A signed copy of the amended Development Plan is enclosed as acknowledgement of receipt by our office.

Please continue to keep us apprised of your progress.

With kind regards,

/s/ Leslie Grushkin-Lerner, Ph.D.
Leslie Grushkin-Lerner, Ph.D. Licensing Manager

Appendix C

Icagen Sickle Cell Disease Development Plan

CONFIDENTIAL

Development Milestone	Target Date	Cumulative Funding Commitment (est.)
IND Filing with US FDA	Filed	$[**]
Initiate Phase 2 Clinical Trial	Completed	$[**]
Initiate Phase 3 Clinical Trial	[**]	$[**]
US NDA Submission	[**]	$[**]
Initiate Marketing in USA (by Icagen or via Partner)	[**]
Initiate Marketing in First non-USA Country (by Icagen or Partner)	[**]

Acknowledged and Agreed to by Children’s Medical Center Corporation:

Name:	/s/ Donald P. Lombardi

Title:	Chief Intellectual Property Officer

Date:	August 27, 2004